Exhibit 10.2
COLUMBIA TECH CENTER
OFFICE LEASE
BY AND BETWEEN
COLUMBIA TECH CENTER, L.L.C.,
a Washington limited liability company
AND
NAUTILUS, INC.,
a Washington corporation

Table of Contents

1.    Basic Lease Terms.    1
2.    Landlord's Work.    4
3.    Delivery; Obligation to Relocate; Termination Rights.    8
4.    Lease Term; Early Entry.    9
5.    Rent Payment.    9
6.    Security Deposit.    10
7.    Use of the Premises; Hazardous Substances.    10
8.    Utilities and Services.    14
9.    Maintenance and Repairs.    14
10.    Taxes and Operating Expenses.    15
11.    Parking and Storage Areas.    17
12.    Tenant's Indemnification.    17
13.    Insurance; Waiver of Subrogation.    18
14.    Property Damage.    18
15.    Condemnation.    19
16.    Assignment, Subletting and Other Transfers.    20
17.    Tenant Default.    21
18.    Landlord Default.    22
19.    Surrender at Expiration or Termination.    22
20.    Mortgage or Sale by Landlord; Estoppel Certificates.    23
21.    Liens.    24
22.    Attorneys Fees; Waiver of Jury Trial.    24
23.    Limitation on Liability; Transfer by Landlord.    24
24.    Real Estate Brokers; Finders.    24
25.    Other.    25

26.    Special Provisions.    27

LEASE
THIS LEASE (this "Lease") is made and entered into as of the Effective Date of the Lease (as defined below), by and between Landlord (as defined below) and Tenant (as defined below) and is made with reference to the following facts, intentions and objectives:
A.Landlord and Tenant previously entered into that certain Lease dated as of June 30, 2009 (the "Original CCB Lease") (as amended by letter from Andrew R. Jones of Landlord to Nautilus dated January 21, 2010 9 ("Letter"), First Lease Modification Agreement dated January 29, 2010 ("CCB First LMA"), Second Lease Modification Agreement dated February 22, 2010 ("CCB Second LMA"), Third Lease Modification Agreement dated October 25, 2010 ("CCB Third LMA"), Fourth Lease Modification Agreement dated April 28, 2011 ("CCB Fourth LMA"), and Fifth Lease Modification Agreement dated July __, 2011 ("CCB Fifth LMA") (the Original CCB Lease, Letter, CCB First LMA, CCB Second LMA, CCB Third LMA CCB Fourth LMA and CCB Fifth LMA are hereinafter collectively referred to as the "CCB Lease") for certain premises located in that three (3) level building known as "Columbia Center at Columbia Tech Center" (the "Columbia Center Building") at the address commonly known as 16400 SE Nautilus Drive, Vancouver, Washington 98683, which premises are more particularly described in the CCB Lease and defined therein as the Premises and referred to herein as the “CCB Premises”.
B.Landlord is the owner of certain real property consisting of approximately 5.37 acres located at the corner of SE 177th Avenue and SE 6th Way, Vancouver, Washington (the "Real Property"), which Real Property is shown on Exhibit B attached hereto and incorporated herein. Tenant desires that certain improvements, referred to herein as the Site Improvements (defined below) and the Building (defined below) shall be constructed by Landlord on the Real Property. Landlord is willing to develop the Site Improvements and lease the Building to Tenant on the terms and conditions set forth in below.
C.Tenant and Landlord have agreed that Tenant will move from a portion of the CCB Premises to the Premises (defined below) as more particularly set forth in the CCB Fifth LMA.
NOW THEREFORE, in consideration of the foregoing, the receipt of which is acknowledged, and of the mutual agreement of the parties hereto to the terms and conditions hereinafter contained, Landlord and Tenant hereby covenant and agree as follows:

1.	Basic Lease Terms.
1.Effective Date of Lease. Notwithstanding any provisions to the contrary contained herein, the provisions of this Lease shall be effective on that date as of which both Landlord and Tenant have executed this Lease as shown next to the respective signatures below (the "Effective Date").
2.Landlord. Columbia Tech Center, L.L.C., a Washington limited liability company ("Landlord").
Address for Payment of Rent:    Columbia Tech Center, L.L.C.
Unit 37 - ctc651 - nautil03
PO Box 4800
Portland, OR 97208-4800
(The unit number must be listed on a separate line from the PO Box.)

Address For Notices:    Columbia Tech Center, L.L.C.
Attn: Real Estate Counsel - ctc651/nautil03
15350 S.W. Sequoia Parkway, Suite 300
Portland, OR 97224
Additional Contact Information:    Telephone:     (503) 624‑6300

Facsimile:     (503) 624‑7755
3.Tenant.     Nautilus, Inc., a Washington corporation ("Tenant").
Trade Name:                     Nautilus
Address for Invoices:    Nautilus, Inc.
Attn: Accounts Payable
Address of Premises
Vancouver, WA 98683

To be confirmed by written notice given by Tenant to Landlord after the Commencement Date.
Address for Notices
after Commencement Date:    Nautilus, Inc.
Attn: Wayne Bolio
Address of Premises
Vancouver, WA 98683

To be confirmed by written notice given by Tenant to Landlord after the Commencement Date.

Address for Notices    Nautilus, Inc.
before Commencement Date:    Attn: Wayne Bolio
16400 SE Nautilus Drive
Vancouver, WA 98683

Additional Contact Information:    Telephone:    (360) 859-2511    Facsimile:     Same

Taxpayer ID Number:    94-3002667
4.Building. The approximately fifty one thousand eight hundred thirty three (51,833) square foot one (1) story painted concrete office building to be built consistent in design, construction, workmanship and materials with other office buildings located within the Park as shown on Exhibit B (the "Building") and to be known as "Building 651".
5.Site Improvements. The "Site Improvements" shall include all items specified in the Construction Documents (as defined below) relating to site development including, without limitation, all site grading and preparation of the site surface for construction; installation of underground utilities to the proposed Building and for the site (including domestic and fire control water, exterior fire hydrants, sanitary sewer, storm water collection detention and disposal, natural gas, telecommunications conduit, electric power); paving, striping and traffic or parking signing; curbs and gutters; concrete flatwork; exterior lighting (except for that mounted on the building); monument sign; and landscaping and irrigation related to the landscaping to be located on the Real Property.
6.Premises; Premises Area. All of the Building to be located at the address commonly known as the corner of SE 177th Avenue and SE 6th Way, Vancouver, Washington as generally shown on the attached Exhibit B (the "Premises"). The Premises shall consist of approximately 51,833 square feet of office space (the "Premises Area").
7.Outside Area. All areas and facilities within the Park (as defined below) not appropriated to the exclusive occupancy of tenants, including all non‑reserved vehicle parking areas, traffic lanes, driveways, sidewalks, pedestrian walkways, landscaped areas, signs, service delivery facilities, truck maneuvering areas, trash disposal facilities, common storage areas, common utility facilities and all other areas for non-exclusive use (the "Outside Area"). Landlord reserves the right to change, reconfigure or rearrange the Outside Area and to do such other acts in and to the Outside Area as Landlord deems necessary or desirable.
8.Park. The project in which the Premises and Building are located (and which includes the Premises and Building) is commonly known as Columbia Tech Center (the "Park"), as shown on Exhibit A attached hereto and incorporated herein.
9.Permitted Use. Tenant shall use the Premises only for (i) general, administrative and executive office purposes, call center, storage, retail sales and displays and such other lawful uses as are incidental to and required to support the general, administrative and executive office use of the Premises by Tenant, such as computer operations, telecommunications and employee support areas (i.e., training facilities, lunchrooms and vending machines) and (ii) research and development functions, both for the exclusive use of Tenant and its employees, contractors, agents and invitees (the "Permitted Use").
10.Lease Term.
1.Commencement Date. The date as of which Landlord delivers the Premises to Tenant pursuant to Paragraph 2 (the "Commencement Date"), which date is estimated to be September 1, 2012.
2.Expiration Date. The Lease Term shall expire approximately eighty-four (84) full calendar months following the Commencement Date (the "Expiration Date"), which date is estimated to be August 31, 2019, subject to Paragraphs 1.11.2, 3.1 and 26.2.
3.Initial Term. The "Initial Term" shall be for a duration of eighty-four (84) full calendar months commencing on the Commencement Date and expiring on the Expiration Date. If the Commencement Date does not occur on the first day of a month, the Initial Term shall include that portion of the month in which the Commencement Date occurs which follows the Commencement Date (the "First Partial Month").
11.Base Rent. Subject to Paragraphs 1.11.1, 1.11.2 and 5.1, monthly payments of base rent ("Base Rent") shall be according to the following schedule:

Period of Time	Monthly Base Rent
September 1, 2012 through August 31, 2019	$82,500.00

1.First Partial Month Payment. If the Commencement Date does not occur on the first day of a month, Base Rent for the First Partial Month shall be equal to the initial monthly Base Rent set forth in the chart above, prorated to reflect the number of days during the First Partial Month.
2.Actual Dates and Monthly Base Rent Schedule. If the actual Commencement Date is different than the estimated date set forth in Paragraph 1.10.1, Landlord and Tenant shall execute a "Confirmation of Commencement Date Letter" to modify the Commencement Date, the Expiration Date and monthly Base Rent schedule set forth above to reflect the actual dates for the Commencement Date, the Expiration Date and the actual monthly Base Rent schedule, which shall be executed by Tenant within fifteen (15) days following receipt of written request from Landlord and thereafter shall be incorporated into this Lease. Notwithstanding Paragraph 25.7 of this Lease, Landlord may send the Confirmation of Commencement Date Letter to Tenant by regular U.S. mail.
12.Security Deposit. Eighty-Two Thousand Five Hundred and No/100 Dollars ($82,500.00), subject to the provisions of Paragraph 6.
13.Tenant's Proportionate Share(s). Subject to Paragraph 10.2, Tenant's initial proportionate share for Taxes (as defined in Paragraph 10.3) and proportionate share for Operating Expenses (as defined in Paragraph 10.4) is 100%.
14.CC&Rs. For purposes of this Lease, the term "CC&Rs" shall mean, collectively, the following documents, all of which are recorded in the official records of Clark County, Washington: (i) Master Declaration of Protective Covenants, Conditions, Restrictions and Easements for Columbia Tech Center by Columbia Tech Center, L.L.C., a Washington limited liability company (for purposes of this Paragraph 1.14 only, "CTC") and Reed Abney Revard, L.L.C., a Washington limited liability company, recorded on

January 17, 1997 as Instrument No. 9701170005, Washington (as amended by (A) Amendment to Master Declaration of Protective Covenants, Conditions, Restrictions and Easements for Columbia Tech Center by Columbia Tech Center Master Association, a Washington nonprofit corporation (the "Association"), recorded on August 13, 2002 as Instrument No. 3500189, (B) Second Amendment to Master Declaration of Protective Covenants, Conditions, Restrictions and Easements for Columbia Tech Center by the Association, recorded on August 13, 2002 as Instrument No. 3500390, and (C) Third Amendment to Master Declaration of Protective Covenants, Conditions, Restrictions and Easements for Columbia Tech Center by the Association, recorded on November 22, 2004 as Instrument No. 3910991), collectively, the "Master Covenants"); and (ii) that certain Development Agreement by and between CTC and the City of Vancouver, Washington, a Washington municipal corporation (the "City"), recorded on April 3, 2001 as Instrument No. 3305320 (as amended by (A) Addendum to Columbia Tech Center Development Agreement by CTC, Clark Community College District No. 14 Foundation, a Washington nonprofit corporation and the City, recorded on March 26, 2003 as Instrument No. 3608344, (B) Second Addendum to Columbia Tech Center Development Agreement by CTC and the City, recorded on July 2, 2003 as Instrument No. 3667929, and (C) Third Addendum to Columbia Tech Center Development Agreement by CTC and the City, recorded on July 15, 2005 as Instrument No. 4017454), collectively, the "Development Agreement"), as such CC&Rs may be amended and/or supplemented from time to time, except for any amendment or supplement that would place material additional limitations on Tenant's Permitted Use of the Real Property, the Site Improvements, the Building, or the Premises. Landlord has previously delivered a copy of the CC&Rs to Tenant.
15.Landlord's Work. Those improvements to the Premises to be constructed by Landlord pursuant to Paragraph 2.1 below ("Landlord's Work").
16.Guarantor(s). None.
17.Fiscal Year. January 1 through December 31 (each, a "Fiscal Year").
18.Base Year. 2012 ("Base Year").
This lease (this "Lease") is entered into by Landlord and Tenant as of the Effective Date set forth in the Basic Lease Terms.

2.	Landlord's Work.
1.Landlord's Work. The Premises shall be delivered to Tenant with Landlord's Work substantially completed as set forth herein.
1.Preliminary Plan and Specs. Landlord shall construct the proposed Site Improvements and Building in accordance with the preliminary plan attached hereto and incorporated herein as Exhibit C (the "Preliminary Plan") and the Standard Specifications for Tenant Spaces attached hereto and incorporated herein as Exhibit D (the "Specs") (the Preliminary Plan and the Specs are collectively referred to herein as "Landlord's Work"). Landlord has prepared the Preliminary Plan at Landlord's sole cost and expense.
2.Construction Documents. Landlord shall cause to be prepared the initial draft plans, specifications, engineering drawings and other documents required with respect to Landlord's Work (the "Proposed Construction Documents"). Landlord's architect shall submit two (2) complete sets of the Proposed Construction Documents to Tenant for Tenant's review and approval. Tenant, as promptly as is reasonably practicable, shall review and approve the Proposed Construction Documents, (or deny approval in which case Tenant shall specifically and precisely state the objections Tenant has to the submitted plans and specifications as well as what elements Tenant approves), however Tenant shall take no more than ten (10) business days for such review. If Tenant timely objects to the Proposed Construction Documents, then the parties will (a) cooperate and work together in a timely fashion to finalize the fully completed plans and specifications for Landlord's Work sufficient for obtaining building permits and development of the Premises in preparation for occupancy by the Tenant (the "Construction Documents") and (b) make whatever revisions, alterations, or modifications are necessary so that the Proposed Construction Documents are approved by the parties within ten (10) business days after the notice of objection. Tenant will approve the Proposed Construction Documents if they are consistent with the Preliminary Plan and in conformance with the Specs, provided, however, if the Proposed Construction Documents include any variances to the Preliminary Plan or the Specs as a result of site specific conditions or Applicable Laws, Tenant shall be obligated to accept these variances so long as they do not result in any material modification of the Building or the Premises. If the parties have not approved the Construction Documents, or any modification thereof, within twenty (20) business days after initial submittal of the Proposed Construction Documents to Tenant, then any dispute between Landlord and Tenant relating thereto will be determined in accordance with the dispute resolution procedure set forth in Paragraph 2.9 below.
3.Costs for Landlord's Work. Landlord has agreed to construct Landlord's Work without additional charge to Tenant, subject to the provisions of this Paragraph 2.1.3 and Paragraph 2.4.2. During the process of the approval of the Construction Documents, if Tenant requests upgrades or changes inconsistent with the Preliminary Plan or Specs attached hereto that result in a cost increase, then Tenant shall be responsible for reimbursing Landlord for all costs incurred or to be incurred in connection with such upgrades or changes.
2.Construction Representative. Each party designates the following individuals as such party's "Construction Representative" who shall have the authority to act and speak for such party in connection with the development of the Construction Documents and during construction of Landlord's Work as set forth in this Section 2:
For Landlord:    Dick Krippaehne
c/o Pacific Realty Associates, L.P.
503/624-6300
For Tenant:    Vern Brooks
Nautilus, Inc.
360/859-6535

3.Commencement of Landlord's Work; Substantial Completion Date. Upon approval of the Construction Documents, Landlord agrees that it will, at its sole cost and expense, commence and diligently pursue to completion the design, development, and construction of Landlord's Work on the Premises as described in this Lease in a good and workmanlike manner, in compliance with all governmental laws, codes, ordinances and regulations and at the times and subject to the provisions hereof. As soon as practicable after approval of the Construction Documents by Landlord and Tenant, but in all events within fifteen (15) days thereafter, Landlord shall give written notice to Tenant (the "Construction Notice") stating the estimated date by which construction of Landlord's Work will be substantially completed (as defined below). Thereafter, Landlord shall give Tenant notice of the date that construction of Landlord's Work is Substantially Completed (the "Substantial Completion Date"). As used herein, the term "Substantial Completion" or "Substantially Completed" shall mean that, in the opinion of Landlord's architect, Landlord's obligations to construct Landlord's Work as provided in this Section 2 have been completed in accordance with the Construction Documents so that the Premises can be fully occupied and used for the Permitted Use, subject only to completion of minor punchlist items.
4.Change Orders. During the course of construction of Landlord's Work, Tenant or Landlord may propose changes to the Construction Documents. Approved changes shall be directed and made by a written numbered "Change Order" prepared by Landlord's contractor and approved by Landlord's architect or by Landlord. Any proposed changes and the resulting Change Orders shall be approved, accounted for and the time for construction adjusted as follows:
1.Change Order(s) resulting from the action of applicable ordinances or codes or resulting from conditions not readily or reasonably apparent at the time of preparation of the Construction Documents shall be subject to the approval of Landlord alone in its sole and absolute discretion and any Delay resulting from such Change Order(s) shall be added to the time granted hereunder for Landlord's performance of the construction. No change in rent due under this Lease or other payment to Landlord shall result from a Change Order(s) covered by this subparagraph.
2.Landlord will not be obligated to include in the Premises any elements other than the elements set forth in the approved Construction Documents. If, after Tenant's approval of the Construction Documents, Tenant desires a change from the work approved in the Construction Documents (a "Tenant Change Order"), the Tenant Change Order must be requested in writing by Tenant to Landlord and shall be subject to the approval of Landlord in its commercially reasonable discretion, provided however, if any Tenant Change Order results in a delay which interferes with Landlord's obligations to deliver a portion of the CCB Premises to PeaceHealth, a Washington nonprofit corporation or its successors or assigns, then Landlord can withhold its approval in its sole and absolute discretion. If Landlord fails to approve or reject the request within ten (10) business days after submission of the same to Landlord, the Tenant Change Order will be deemed disapproved. If Landlord approves the request, within ten (10) business days of such approval, Landlord will cause its contractor to provide to Tenant for Tenant's approval, the estimated cost of implementing the Tenant Change. Additional costs resulting from any Tenant Change Order shall be paid for in full by Tenant within thirty (30) days of written request from Landlord accompanied by reasonable supporting documentation that such sums have been expended. Any delay resulting from a Tenant Change Order shall be added to the time granted hereunder for Landlord's performance of the construction.
3.Change Order(s) proposed by Landlord that change the work approved in the Construction Documents shall be subject to the approval of Tenant (which approval shall not be unreasonably withheld and which shall be delivered or denied within ten (10) business days following receipt of request for such approval from Landlord), but any Delay resulting from such Change Order(s) shall be added to the time granted hereunder for Landlord's performance of the construction. No change in rent or other payment to Landlord shall result from any Change Order(s) covered by this subparagraph.
Without limiting the foregoing, the costs of correcting any construction or design deficiencies in the Building in connection with Landlord's initial construction of the Building pursuant to this Lease (whether or not a Change Order results therefrom) shall not be paid for by Tenant but, if such deficiency is discovered prior to Landlord's delivery of the Building to Tenant, any Delay resulting therefrom shall be added to the time granted hereunder for Landlord's performance of the construction. No change in rent or other payment to Landlord shall result from any situation covered by this paragraph.
5.Delay. Notwithstanding any provisions to the contrary contained in this Lease or otherwise, Landlord shall be excused for any delays in the performance of its obligations under this Lease caused by (i) acts or omissions of Tenant or Tenant's employees, agents, or contractors (including without limitation delays occasioned by compliance with Change Order(s)) or (ii) acts, occurrences or events beyond the reasonable control of Landlord and/or employees, contractors, architect, space planner and agents working on Landlord's Work on behalf of Landlord including, without limitation, labor disputes, material shortages, riot, fire, flood, windstorm, acts of God, force majeure and the like (singularly and collectively, "Delay"). In the event of any such Delay, Landlord shall promptly notify Tenant in writing of the Delay, its anticipated duration and which portions of Landlord's Work are affected by the Delay. Landlord shall not be relieved of any obligation contained in this Lease by reason of such Delay, although the scheduled Substantial Completion Date as indicated in the Construction Notice given pursuant to Section 2.3 and/or the Commencement Date, as appropriate, shall be extended by a period of time equal to the actual delay in construction caused by such Delay.
6.Punchlist Items. As soon as practicable after the Substantial Completion Date, but in no event more than five (5) days thereafter, representatives of Landlord and Tenant shall make a joint inspection of Landlord's Work. The existence of any "punchlist"‑type items shall not postpone the Commencement Date of this Lease. Any "punchlist" items which Landlord and Tenant agree have not been completed according to the Construction Documents shall be remedied and completed by Landlord as soon as practicable, but in any event within thirty (30) days of such inspection unless completion is impossible or impracticable within such thirty (30) day period, in which event such work will be completed as quickly as reasonably practicable. Tenant, if then in possession of the Premises, agrees to allow Landlord and its employees, contractors, architect, space planner and agents working on Landlord's Work reasonable access for the purposes of completing Landlord's obligations under this Section 2.6, and Tenant agrees to cooperate in all respects to facilitate such remedial actions. Within two (2) business days following Landlord's completion of its obligations (if any) under this Section 2.6, Landlord and Tenant shall jointly re‑inspect Landlord's Work to confirm that Landlord has complied with its obligations under this Section 2.6. Upon such confirmation, Landlord and Tenant shall evidence such confirmation in writing (the "Completion Certificate"). Landlord's obligations with respect to construction of Landlord's Work shall be deemed to have been fully satisfied on that date that is the later to occur of the date of issuance of the Completion Certificate or the date of issuance of a final occupancy certificate by the appropriate government agency.
7.Warranties. Landlord warrants that Landlord's Work shall be completed (i) in a good and workmanlike manner, free from material defect (patent and/or latent) in workmanship and/or materials, and (ii) in substantial conformity with the Construction Documents and all applicable laws and codes existing at the time of the mutual approval of the Construction Documents. The foregoing warranty shall be effective for any claims made by Tenant during a period of one (1) year from the Commencement Date. Upon the expiration of such warranty, Landlord's repair obligations shall be as set forth in the Lease.
8.Contingency. Landlord's obligation to perform Landlord's Work and deliver the Premises is contingent upon Landlord receiving all necessary permits and approvals for the same from all applicable governmental agencies and public utilities, provided that Landlord has used good faith commercially reasonable efforts to obtain such permits and approvals. Landlord represents to Tenant that to its knowledge, as of the Effective Date, there are no permits or approvals that Landlord will not be able to obtain on a timely basis through the use of commercially reasonable efforts.
9.Dispute Resolution.
1.Disputes Subject to Mediation and Arbitration. Any dispute between the parties relating to the Construction Documents will be resolved solely by mediation and arbitration in accordance with the provisions of this Paragraph 2.9.
2.Initial Mediation. Landlord and Tenant will attempt in good faith first to mediate the dispute and use their best efforts to reach agreement on the matters in dispute. In the event that the parties are unable to resolve the dispute or controversy within ten (10) days of the date a controversy arises, either party may, by delivering five (5) days written request to the other party, employ the services of a third person mutually acceptable to the parties to conduct and commence mediation within ten (10) days of the employment. If the parties are unable to agree on such a third person, or, if on completion of such mediation, the parties are unable to agree and settle the dispute, then the dispute will be referred to arbitration in accordance with Paragraph 2.9.3 below.
3.Arbitration. Any dispute between the parties that is to be resolved by arbitration as provided in this Paragraph 2.9.3 will be settled and decided by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect (the “Arbitration Rules”), except as provided below. Any such arbitration will be held and conducted in Vancouver, Washington, before one (1) arbitrator who will be selected by mutual agreement of the parties; if agreement is not reached on the selection of an arbitrator within fifteen (15) days of receipt of a written demand for arbitration as set forth below, then an arbitrator will be appointed by the presiding judge of the District Court of the Clark County Washington. The provisions of the Arbitration Rules will apply and govern the arbitration subject, however, to the following:
(i)Any demand for arbitration must be in writing and must be made within ten (10) days after the claim, dispute, or other matter in question has arisen, subject to Paragraph 2.9.2. The arbitration proceeding must commence within ten (10) days of appointment of the arbitrator, and all document exchange and other discovery of evidence must be completed within ten (10) days of the appointment.

(ii)The arbitrator appointed must be a former or retired judge or practicing attorney with at least fifteen (15) years experience in real property and commercial and construction matters.
(iii)The arbitrator will resolve the controversy in accordance with the Arbitration Rules, Applicable Law, and the terms and conditions of this Lease. Thereafter, the arbitrator will prepare in writing and provide to the parties his or her decision, including factual findings and reasons on which the decision is based.
(iv)The arbitration proceeding must be conducted and completed within five (5) days after its commencement, and the decision of the arbitrator must be made within forty-five (45) days from the date of receipt of the written demand for arbitration.
(v)The prevailing party will be awarded reasonable attorneys' fees, expert and nonexpert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, unless the arbitrator, for good cause, determines otherwise.
(vi)Costs and fees of the arbitrator will be borne by the non-prevailing party, as and to the extent determined by the arbitrator.
(vii)The decision of the arbitrator, which may include equitable relief, will be final, conclusive and binding, and judgment may be entered on the decision in accordance with Applicable Law in any court having jurisdiction over the matter.
3.Delivery; Obligation to Relocate; Termination Rights.
1.Delivery; Obligation to Relocate. Subject to the provisions of this Section 3, Landlord shall deliver the Premises with Landlord's Work Substantially Complete on or about the Commencement Date. Promptly upon Landlord's Substantial Completion Landlord's Work, Tenant will relocate from the Remaining Level 3 Premises (as defined in the CCB Fifth LMA) to the Premises.
1.Deferred Delivery. Should Landlord be unable to deliver possession of the Premises with Landlord's Work Substantially Complete by October 1, 2012, Tenant may elect to defer delivery of the Premises until March 1, 2013, by providing written notice of such deferral by no later than October 5, 2012 ("Tenant's Deferral Notice"). If Tenant provides Tenant's Deferral Notice, then, subject to Paragraphs 3.1.2 and 3.1.3, (i) Tenant shall take possession of the Premises on March 1, 2013, and (ii) Tenant and Landlord shall execute the Confirmation of Commencement Date Letter referenced in Paragraph 1.11.2.
3.1.2    Tenant's Right to Terminate. If Tenant provides Tenant's Deferral Notice and Landlord does not deliver possession of the Premises with Landlord's Work Substantially Complete by March 1, 2013 and provided that such failure to deliver is not as a result of a Delay as defined in Paragraph 2.5, then Tenant shall have the right to terminate this Lease by giving written notice of its intent to terminate by March 4, 2013 ("Tenant's Notice of Intent to Terminate"). If Landlord, within ninety (90) days its receipt of Tenant's Notice of Intent to Terminate ("Delivery Deadline"), does not deliver possession of the Premises to Tenant with Landlord's Work Substantially Complete, then this Lease and the CCB Lease shall immediately terminate, and Tenant will vacate the CCB Premises in the condition required by the CCB Lease (the "Required Condition") within one hundred eighty (180) days of the Delivery Deadline. Within ten (10) days after the CCB Premises are surrendered in the Required Condition, Landlord shall pay liquidated damages in the amount of One Million and 00/100 Dollars ($1,000,000.00) to Tenant. The parties agree that this amount represents fair and reasonable liquidated damages and will be Tenant's sole and exclusive remedy for Landlord's failure to deliver the Premises. If this Lease is terminated pursuant to this Paragraph 3.1.2, neither Landlord nor Tenant shall have any further obligations under this Lease except those obligations which survive termination of this Lease by their terms.

______________	______________
Landlord's initials	Tenant's initials

3.1.3    Landlord's Right to Terminate. If Tenant provides Tenant's Deferral Notice and

Landlord does not deliver possession of the Premises with Landlord's Work Substantially Complete by March 1, 2013, Landlord shall have the right to terminate this Lease if it in good faith reasonably believes that even with diligent efforts by Landlord it will not be able to deliver the Premises within ninety (90) days thereafter by giving written notice of termination by March 10, 2013 ("Landlord's Termination Notice"). In such event, this Lease and the CCB Lease shall immediately terminate, and Tenant will vacate the Columbia Center Building in the Required Condition within one hundred eighty (180) days after the date of Landlord's Termination Notice. Within ten (10) days after the CCB Premises are surrendered in the Required Condition, Landlord shall pay liquidated damages in the amount of One Million and 00/100 Dollars ($1,000,000.00) to Tenant. The parties agree that this amount represents fair and reasonable liquidated damages and will be Tenant's sole remedy for Landlord's failure to deliver the Premises. If this Lease is terminated pursuant to this Paragraph 3.1.3, neither Landlord nor Tenant shall have any further obligations under this Lease except those obligations which survive termination of this Lease by their terms.

______________	______________
Landlord's initials	Tenant's initials

3.2    Other Delivery. In the event (a) Landlord is unable to deliver possession of the Premises by October 1, 2012 and Tenant does not provide Tenant's Deferral Notice or (b) Landlord does not deliver the Premises by March 1, 2013 and neither Landlord nor Tenant exercises its right to terminate pursuant to Paragraphs 3.1.2 or 3.1.3, then (i) Tenant shall take possession of the Premises promptly after Landlord notifies Tenant that the Premises are ready for delivery to Tenant as set forth in this Lease, (ii) the Commencement Date shall be deferred until Landlord delivers notice tendering possession to Tenant if such delay is not caused by Tenant or Tenant's employees, agents or contractors, and (iii) Tenant and Landlord shall execute the Confirmation of Commencement Date Letter referenced in Paragraph 1.11.2.

4.	Lease Term; Early Entry.
1.Lease Term. The term of this Lease shall commence on the Commencement Date and expire on the Expiration Date (the "Lease Term").
2.Early Entry. At such time as Landlord notifies Tenant that Early Entry (defined below) is permissible, Tenant will have a right of access to the Premises during construction for the purposes of Tenant's public relations, marketing, information technology, security systems, furniture, fixtures, and equipment contractors and a reasonable opportunity for introduction and storage of Tenant's materials and equipment ("Early Entry"). Landlord shall have the right to withdraw such right of access for any reason upon twenty-four (24) hours' written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's property or installations in the Premises during such Early Entry period, except to the extent caused by Landlord's gross negligence or willful misconduct. Tenant shall indemnify, defend and hold harmless Landlord for, from, against and regarding all claims, loss, liabilities, costs, damages, fees and expenses arising out of or related to the activities of Tenant or its employees, contractors, agents, suppliers or invitees in the Premises. Tenant shall not allow any liens to attach to the Premises as a result of its activities during Early Entry. Tenant shall be responsible for and shall promptly repair any damage to the Premises or Landlord's Work therein arising out of Tenant's Early Entry onto the Premises hereunder. Tenant acknowledges and agrees that any Early Entry by or on behalf of Tenant shall be at Tenant's sole risk and that, prior to any such Early Entry, Tenant shall deliver to Landlord the certificates of insurance required under Paragraph 13.2 of this Lease. Tenant shall be responsible for coordinating its work schedule with the schedule for Landlord's Work. Neither Tenant, its agents, employees nor contractors shall interfere with construction of any portion of Landlord's Work so as to cause delay or additional cost to Landlord in Landlord's performance of its obligations hereunder. If, in Landlord's reasonable discretion, any such interference occurs, Tenant shall cease (or cause the cessation of) such interference immediately following notice from Landlord thereof and the failure of Tenant to cease (or cause the cessation of) such interference shall be deemed a Delay. The Expiration Date shall be unchanged by such Early Entry. All provisions of this Lease shall be in effect from the date of Early Entry; however, Base Rent shall be abated until the Commencement Date.
5.Rent Payment.
1.Base Rent; Additional Rent. During the Lease Term, Tenant shall pay to Landlord the Base Rent for the Premises set forth in the Basic Lease Terms and all amounts other than Base Rent that this Lease requires ("Additional Rent") without demand, deduction or offset. Payment shall be made in U.S. currency by checks payable to Landlord and mailed to the address for rent payments as set forth above or as otherwise may be designated in writing by Landlord. In the event of a First Partial Month (defined in Paragraph 1.11.1), Tenant shall pay Base Rent for such First Partial Month, calculated pursuant to Paragraph 1.11.2, immediately upon receipt of Landlord's invoice therefor. Thereafter, Base Rent and Additional Rent shall be payable in advance on the first day of each month during the Lease Term without demand. Base Rent and Additional Rent for any partial month during the Lease Term shall be prorated to reflect the number of days during the relevant month. Payment by Tenant or receipt by Landlord of any amount less than the full Base Rent or Additional Rent due from Tenant, or any disbursement or statement on any check or letter accompanying any check or rent payment, shall not in any event be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rental or pursue any other remedy provided in this Lease.
2.Lockbox Payments. If Landlord directs Tenant to pay Base Rent, Additional Rent or other charges under this Lease to a "lockbox" or other depository whereby checks issued in payment of such items are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord's authority) then, for any and all purposes under this Lease: (i) Landlord shall be deemed to have accepted such payment if (and only if) within said five (5) day period, Landlord shall not have immediately refunded (or attempted to immediately refund) such payment to Tenant and (ii) Landlord shall not be bound by any endorsement or statement on any check or any letter accompanying any check or payment and no such endorsement, statement or letter shall be deemed an accord and satisfaction. Landlord or Landlord's bank may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease, at law or in equity.
6.Security Deposit.
Pursuant to Paragraph 1.11 and Section 5 of the Original CCB Lease, Landlord currently holds a Security Deposit in the amount of One Hundred Twelve Thousand Eight Hundred Fifty-Five and 58/100 Dollars ($112,855.58) ("CCB Lease Security Deposit"). On the Commencement Date of this Lease, Eighty Two Thousand Five Hundred and 00/100 Dollars ($82,500.00) of the CCB Lease Security Deposit shall be released from obligations with respect to the CCB Lease and transferred to this Lease to be held by Landlord as the Security Deposit described in Paragraph 1.12 herein. The balance of the CCB Lease Security Deposit shall be released to Tenant as provided in the CCB Fifth LMA. The Security Deposit shall be held by Landlord to secure Tenant's obligations under this Lease; however, the Security Deposit is not an advance rental deposit nor a measure of Landlord's damages for a default by Tenant under this Lease. Landlord may commingle the Security Deposit with its funds and shall have no obligation to pay any interest on the Security Deposit. Landlord shall have the right to offset against the Security Deposit any sums owing from Tenant to Landlord and not paid when due, any damages caused by Tenant's default, the cost of curing any default by Tenant should Landlord elect to do so, and the cost of performing any repair, maintenance or cleanup that is the responsibility of Tenant under this Lease. Offset against the Security Deposit shall not be an exclusive remedy in any of the above cases but may be invoked by Landlord, at its option, in addition to any other remedy provided by law or this Lease for Tenant's nonperformance. Landlord shall give notice to Tenant each time an offset is claimed against the Security Deposit, and unless the Lease is terminated, Tenant shall within ten (10) days after such notice deposit with Landlord a sum equal to the amount of the offset so that the total deposit amount, net of offset, shall remain constant throughout the Lease Term. Tenant's failure to make such deposit after offset shall be a default under this Lease. Any remaining balance of such Security Deposit (together with a reasonable accounting and supporting evidence of the amounts, if any, withheld from the Security Deposit) shall be returned by Landlord to Tenant (or, at Landlord's option, to the last assignee of Tenant) when Tenant's obligations under this Lease have been fulfilled.

7.	Use of the Premises; Hazardous Substances.
1.Permitted Use. Subject to Tenant's acknowledgment set forth in Paragraph 2.1, the Premises shall be used for the Permitted Use set forth in the Basic Lease Terms and for no other purpose without Landlord's prior written consent which may be withheld in Landlord's sole and absolute discretion.
2.Compliance with Applicable Laws and Requirements. In connection with its use, Tenant shall at its expense comply with the CC&Rs, all applicable laws, ordinances, regulations, codes and orders of any governmental or other public authority including without limitation, any and all Environmental Laws as defined in Paragraph 7.7.6 (collectively, together with any supplements or modifications thereto, "Applicable Laws"), and also including, without limitation, those requiring alteration of the Premises because of Tenant's specific use or required pursuant to Paragraph 7.7; shall create no nuisance nor allow any objectionable liquid, odor, or noise to be emitted from the Premises; shall store no gasoline or other highly combustible materials on the Premises which would violate any applicable fire code or regulation nor conduct any operation that shall increase Landlord's fire insurance rates for the Premises, the Building or the Park; shall not invalidate or impair any roof warranty; and shall not overload the floors or electrical circuits of the Premises. Tenant, at Tenant's sole cost and expense, shall obtain and maintain any and all permits and licenses required in order for Tenant to operate the Permitted Use in the Premises.
3.No Overloading. Without limiting the foregoing and subject to Paragraph 7.5, Tenant, at Tenant's sole cost and expense, shall install in the Premises only such equipment as is customary for general office use and shall not overload the walls, ceilings, floors or electrical circuits of the Premises or Building. Any power-driven machinery or equipment which Tenant proposes to install shall be subject to Landlord's prior written consent, which shall not unreasonably be withheld; without limiting the foregoing, such consent may be conditioned upon Tenant retaining at Tenant's sole cost and expense (i) a qualified electrician selected by Landlord whose opinion shall control regarding electrical circuits and (ii) a qualified engineer or architect selected by Landlord whose opinion shall control regarding floor loads. If equipment installed or used by Tenant generates heat, any additional air conditioning or ventilation desired by Tenant shall be installed only following Tenant's receipt of Landlord's consent as provided in Paragraph 7.5 at Tenant's sole cost and expense.
4.Signage. Landlord, at Landlord's sole cost and expense, shall either relocate Tenant's sign located on the Columbia Center Building or have new signage of similar design and quality constructed with dimensions appropriate for the Building.
5.Alterations. Tenant shall make no alterations, additions or improvements to the Premises without Landlord's prior written consent as provided herein and without a valid building permit issued by the appropriate governmental agency. To the extent that any alterations, additions or improvements to the Premises constitute "Major Alterations" (as defined below), Landlord may withhold its consent in Landlord's sole and absolute discretion; otherwise, Landlord's consent to any alterations, additions or improvements to the Premises other than Major Alterations shall not be unreasonably withheld. As used herein, "Major Alterations" shall mean any alterations, additions or improvements (i) which are visible from outside the Premises and/or Building (including design and aesthetic changes), and/or (ii) to the exterior of the Building, the roof of the Building, the heating, ventilation and/or air conditioning systems serving the Premises, the fire sprinkler, plumbing, electrical, mechanical and/or any other systems serving the Premises, any interior, load-bearing walls and/or the foundation of the Building. Tenant shall notify Landlord in writing at least fifteen (15) days prior to commencement of any such work to enable Landlord to post a Notice of Non‑Responsibility or other notice deemed proper before the commencement of such work. Any and all such alterations, additions or improvements shall comply with all Applicable Laws including, without limitation, obtaining any required permits or other governmental approvals. Upon termination of this Lease, any alterations, additions and improvements (including without limitation all electrical, lighting, plumbing, heating and air‑conditioning equipment, doors, windows, partitions, drapery, carpeting, shelving, counters, and physically attached fixtures) made by Tenant shall at once become part of the realty and belong to Landlord unless the terms of the applicable consent provide otherwise, or Landlord requests that part or all of the additions, alterations or improvements be removed. In such case, Tenant, at its sole cost and expense, shall promptly remove the specified additions, alterations or improvements and shall fully repair and restore the relevant portion(s) of the Premises to the condition in which Tenant is otherwise required to surrender the Premises under Paragraph 19.1, provided that Landlord agrees Tenant shall have no obligation to remove the Landlord's Work.
6.Cabling. Tenant shall not install or cause to be installed any cabling or wiring (collectively, "Cabling") without the prior written consent of Landlord as provided in Paragraph 7.5. Any installation of Cabling shall be performed pursuant to Paragraph 7.5, shall meet the requirements of the National Electrical Code (as may be amended from time to time), and shall comply with all Applicable Laws. On or prior to the expiration or earlier termination of this Lease, Tenant, at Tenant's sole cost and expense, shall remove all Cabling so installed unless Landlord, in its sole and absolute discretion, elects in writing to waive this requirement. Any Cabling removed by Tenant shall be disposed of by Tenant, at Tenant's sole cost and expense, in accordance with all Applicable Laws.
7.Hazardous Substances.
1.Use of Hazardous Substances. Tenant shall not cause or permit any Hazardous Substances (as defined in Paragraph 7.7.6) to be spilled, leaked, disposed of or otherwise released on, under or about the Premises, the Outside Area or any other portion of the Park. Subject to the provisions of this Paragraph 7.7, (i) Tenant may use on the Premises only those Hazardous Substances typically used in the prudent and safe operation of the Permitted Use, and (ii) Tenant may store such Hazardous Substances on the Premises, but only in quantities necessary to satisfy Tenant's reasonably anticipated needs. Notwithstanding the foregoing, in no event shall Tenant use any chlorinated solvents on the Premises. In addition to complying with Paragraph 7.2, Tenant shall exercise the highest degree of care in the use, handling and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled or stored on the Premises.
2.Notice of Release. Tenant shall notify Landlord, including delivery of notice by facsimile (in addition to delivery of notice as set forth in Paragraph 25.7), immediately upon becoming aware of the following: (i) any spill, leak, disposal or other release of any Hazardous Substances on, under or about the Premises, the Outside Area or any other portion of the Park; (ii) any notice or communication from a governmental agency or any other person relating to any Hazardous Substances on, under or about the Premises; or (iii) any violation of any Environmental Laws with respect to the Premises or Tenant's activities on or in connection with the Premises.
3.Spills and Releases. In the event of a spill, leak, disposal or other release of any Hazardous Substances on, under or about the Premises, the Outside Area or any other portion of the Park caused by Tenant or any of its contractors, agents or employees or invitees, or the suspicion or threat of the same, Tenant shall (i) immediately undertake all emergency response necessary to contain, cleanup and remove the released Hazardous Substance(s), (ii) promptly undertake all investigatory, remedial, removal and other response action necessary or appropriate to ensure that any Hazardous Substances contamination is eliminated to Landlord's reasonable satisfaction, and (iii) provide Landlord copies of all correspondence with any governmental agency regarding the release (or threatened or suspected release) or the response action, a detailed report documenting all such response action, and a certification that any contamination has been eliminated. All such response action shall be performed, all such reports shall be prepared and all such certifications shall be made by an environmental consultant reasonably acceptable to Landlord.
4.Investigations. If Landlord at any time during the Lease Term (including any holdover period) reasonably believes that Tenant is not complying with any of the requirements of this Paragraph 7.7,

Landlord may require Tenant to furnish to Landlord, at Tenant's sole expense and within thirty (30) days following Landlord's request therefor, an environmental audit or any environmental assessment with respect to the matters of concern to Landlord. Such audit or assessment shall be prepared by a qualified consultant acceptable to Landlord.
5.Indemnity.
(i)Tenant's Indemnity. Tenant shall indemnify, defend and hold harmless Landlord, its employees and agents, any persons holding a security interest in the Premises or any other portion of the Park, and the respective successors and assigns of each of them, for, from, against and regarding any and all claims, demands, liabilities, damages, fines, losses (including without limitation diminution in value), costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without limitation attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on, under or about the Premises by Tenant or any of its contractors, agents or employees or invitees. Landlord's rights under this Paragraph 7.7.5(i) are in addition to and not in lieu of any other rights or remedies to which Landlord may be entitled under this Lease or otherwise. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel satisfactory to Landlord upon Landlord's demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, (A) reasonable costs incurred in connection with investigation of site conditions, (B) reasonable costs of any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision with respect to Hazardous Substances, (C) diminution in value of the Premises and/or any other portion of the Park, (D) damages arising from any adverse impact on marketing of space in the Building and/or any other portion of the Park, (E) reasonable sums paid in settlement of claims, attorneys fees, consultant and laboratory fees and expert fees, and (F) the value of any loss of the use of the Premises or any other portion of the Park or any part thereof.
(ii)Landlord's Indemnity. Landlord shall indemnify, defend and hold harmless Tenant and its employees and agents and the respective successors and assigns of each of them, for, from, against and regarding any and all claims, demands, liabilities, damages, fines, losses (including without limitation diminution in value), costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without limitation attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the actual or alleged use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on the Premises by Landlord, or any of its contractors, agents or employees or by Landlord's predecessors in interest or previous tenants of the Premises. Tenant's rights under this Paragraph 7.7.5(ii) are in addition to and not in lieu of any other rights or remedies to which Tenant may be entitled under this Lease or otherwise. In the event any action is brought against Tenant by reason of any such claim, Landlord shall resist or defend such action or proceeding by counsel satisfactory to Tenant upon Tenant's demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, reasonable sums paid in settlement of claims, attorneys fees, consultant and laboratory fees and expert fees.
(iii)Survival. Subject to the provisions of this Paragraph 7.7.5 (iii), as between Tenant and Landlord, Tenant's and Landlord's respective obligations under this Paragraph 7.7.5 shall survive for a period of sixty (60) full calendar months immediately following the expiration or termination of this Lease for any reason. Notwithstanding any provision to the contrary, nothing contained in the immediately preceding sentence shall be deemed to limit in any manner a party's obligations under this Paragraph 7.7.5 or the survival thereof to the extent (A) arising in connection with any claim, investigation, action or other proceeding initiated or conducted by any governmental or other public or regulatory agency or authority or (B) of any rights of contribution one party may have against the other party under applicable Environmental

Laws.
6.Definitions. The term "Environmental Laws" shall mean any and all federal, state, or local laws, statutes, rules, regulations, ordinances, or judicial or administrative decrees or orders relating to: (i) health, safety or environmental protection; (ii) the emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water or subsurface strata); or (iii) the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of, or exposure to pollutants, contaminants or toxic or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq. ("CERCLA"), as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date. The term "Hazardous Substance" (collectively, "Hazardous Substances") shall mean: (i) any products, materials, solvents, elements, compounds, chemical mixtures, contaminants, pollutants, or other substances identified as toxic or hazardous under CERCLA or any other Environmental Laws; and (ii) the following substances: PCBs, gasoline, kerosene or other petroleum products, toxic pesticides and herbicides, volatile and/or chlorinated solvents, materials containing asbestos or formaldehyde and radioactive materials.
8.Utilities and Services.
1.Utility Charges. Landlord shall, at its expense, furnish Tenant with the services and utilities listed below in this Paragraph 8.1 in such quantity and of such quality as is customary in comparable office buildings in the Vancouver, Washington metropolitan area. Tenant's use of such utilities shall be included as part of the Operating Expenses as set forth in Paragraph 10.4.
1.Heating and air conditioning serving the Premises to maintain a temperature condition which, in Landlord's reasonable judgment, provides for comfortable occupancy of the Premises during Normal Business Hours provided that Tenant complies with Landlord's instructions regarding use of draperies and thermostats and Tenant does not utilize heat generating machines or equipment which materially affect the temperature otherwise maintained by the air conditioning system. Tenant may request heat and air conditioning during other than Normal Business Hours during the week or on Saturdays, Sundays or holidays. The cost of such additional service shall be borne by Tenant at rates established by Landlord, which rates shall be provided at Tenant's request. For purposes hereof, "Normal Business Hours" shall mean Monday through Friday, 7:00 a.m. through 6:00 p.m., and Saturday, 7:00 a.m. through 12:00 p.m. Notwithstanding the foregoing, Tenant may operate heat and air conditioning in the call center portions of the Premises Monday through Friday, 5:00 a.m. through midnight following, and Saturday and Sunday 5:00 a.m. through 9:00 p.m.
2.Water for drinking, lavatory and toilet purposes.
3.Electrical service for lighting and operation of customary office equipment.
4.Janitorial service during the time and in the manner that such janitorial services are customarily furnished in "Class A" office buildings in the area.
2.Use of Utilities. Tenant shall comply with all Applicable Laws regarding the use or reduction of use of utilities in the Premises. If Tenant's use of the Premises results in a material increase in the amount of electricity required beyond the amount required for typical office use during Normal Business Hours, then Tenant shall pay a reasonable charge for such increase in electricity requirements when requested to do so by Landlord.
3.No Warranty. Landlord does not warrant that any of the services and utilities referred to above will be free from interruption. Any service or utility may be suspended by reason of accident, necessary repairs, alterations or improvements, or force majeure as described in Paragraph 25.1. Interruption of services and utilities shall not be deemed an eviction or disturbance of Tenant's use and possession of the Premises or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease.
9.Maintenance and Repairs.
1.Landlord's Maintenance and Repairs.

1.Costs Not Included In Operating Expenses. Landlord's maintenance, repair and replacement obligations which are paid by Landlord and not reimbursed by Tenant are set forth in this Paragraph 9.1.1. Landlord, at its own cost and expense, shall be responsible only for (i) roof replacement, (ii) repair and replacement of the foundation of the Building and (iii) repair and replacement of the structural elements of the Building. Tenant shall immediately give Landlord written notice of defect or need for repairs required per the terms of this Lease, following the receipt of which Landlord shall promptly repair same or cure such defect. Landlord's liability with respect to any defects, repairs, replacement or maintenance for which Landlord is responsible hereunder shall be limited to the cost of such repairs or maintenance or the curing of such defect, except to the extent Landlord's failure to repair or cure the relevant item results in a default by Landlord under Paragraph 18 of this Lease.
2.Costs Included In Operating Expenses. Landlord is responsible for performing maintenance, repairs and replacements of (i) the exterior paved areas and curbs of the Outside Area of the parcel on which the Building is located ("Building Outside Area"), (ii) all landscaping of the Building Outside Area, (iii) the exterior walls of the Building (including painting), gutters, downspouts and roof repairs, (iv) sprinkler systems and main sewage line(s) and (v) any other maintenance, repair or replacement items normally associated with the foregoing. Landlord shall also repair, maintain and replace (A) the halls, stairways, entryways and common passageways in sound, clean and serviceable condition, (B) the mechanical, electrical systems serving the Building, including, without limitation, elevators, heating, ventilating and air conditioning equipment, door and window hardware, plumbing, switches, light fixtures and wiring located in or serving the common areas of the Building, and (C) exterior glass breakage, and shall provide any pest control services as and if required. In no event shall Landlord be required to repair or replace any interior windows within the Premises, any interior doors located within the Premises or any office entries. The foregoing costs and expenses of such repair, replacement, maintenance and other such items shall be included as part of Operating Expenses and Tenant shall be responsible for paying its proportionate share thereof. The amount of Tenant's rental obligation set forth in Paragraph 1.11 does not include increases in the cost of such items above such costs allocable to the Base Year and Landlord's performance of repair, replacement, maintenance and other items, is not a condition to payment of such rental obligations.
2.Tenant's Maintenance and Repairs. Tenant, at its own cost and expense, shall keep all parts of the Premises (except for those for which Landlord is expressly responsible hereunder) neatly maintained and in good condition and repair, ordinary wear and tear resulting from the Permitted Use, casualty and condemnation excepted, and promptly make all necessary repairs and replacements (except for replacements by Landlord per Paragraph 9.1) to the Premises. Tenant shall replace all broken interior glass in the Premises with glass of the same quality.
3.Security. Tenant acknowledges and agrees that Tenant is responsible for securing the Premises and that Landlord does not, and shall not be obligated to, provide any police personnel or other security services or systems for any portion of the Premises, Building, Outside Area and/or Park.
4.Access to Premises; Interference. Provided that Landlord gives Tenant reasonable notice (but in no event less than twenty-four (24) hours), Landlord shall have access to the Premises at times throughout the Term to perform repairs and maintenance required under this Lease and to perform any other alterations or improvements which Landlord deems necessary in its reasonable discretion ("Landlord's Future Work"). Landlord and Tenant agree to communicate and reasonably cooperate with each other with respect to the performance of Landlord's Future Work such that Landlord is able to perform Landlord's Future Work economically and efficiently without unreasonable disruption to Tenant's continuing operations in the Premises. However, Tenant understands that Landlord may be performing Landlord's Future Work during business hours and that Landlord's Future Work may be performed in and around the exterior of the Premises and in the Premises. Accordingly, notwithstanding any provision to the contrary contained in this Lease and provided that Landlord's Future Work is performed in a reasonable manner, Landlord and Landlord's contractors, agents and employees shall have all access and other rights reasonably required in order to perform and complete Landlord's Future Work, such performance and completion of Landlord's Future Work shall in no way constitute constructive eviction of Tenant from any portion of the Premises nor shall Tenant be entitled to abatement or reduction of Base Rent, Additional Rent or other charges payable by Tenant under the Lease as a result thereof. Landlord shall have no liability for interference with Tenant's use when making alterations, improvements or repairs to the Premises, Building, Outside Area or the Park provided the work is performed in a reasonable manner and without unreasonable disruption to Tenant.
10.Taxes and Operating Expenses.
1.Payments. If Operating Expenses or Taxes for any Fiscal Year following the Base Year exceed the Operating Expenses or Taxes (as may be applicable) paid or incurred during the Base Year, Tenant shall pay a monthly sum as Additional Rent representing Tenant's proportionate share of such increase in Operating Expenses and/or Taxes. Operating Expenses and Taxes shall be prorated with respect to years in which this Lease is in effect for less than an entire Fiscal Year; provided, however, that the Base Year amount of Taxes shall be the amount payable for the real property tax year in which the Commencement Date occurs. Commencing January 1 of the first Fiscal Year following the Base Year and for each year thereafter, Landlord shall estimate in good faith the amount by which Operating Expenses or Taxes are anticipated to increase for that Fiscal Year over the respective Base Year amounts. Landlord shall compute Tenant's proportionate share of such estimated increases and Tenant shall pay one‑twelfth (1/12) of the estimated increases in Tenant's proportionate share of Operating Expenses and Taxes as Additional Rent on the first day of each month thereafter during the Lease Term. After the conclusion of each Fiscal Year following the Base Year, Landlord shall compute the actual increases in Operating Expenses and Taxes. Any overpayment by Tenant shall be credited against payments of Additional Rent to be made by Tenant under this Lease, and any deficiency shall be paid by Tenant within fifteen (15) days after receipt of Landlord's statement; provided, however, that in no event shall Tenant be entitled to a refund for a decrease in Operating Expenses or Taxes below the relevant Base Year amount. Landlord's records of expenses for Taxes and Operating Expenses may be inspected by Tenant not more than one (1) time per annum at reasonable times upon thirty (30) days prior notice to Landlord; provided, however, that Tenant shall not retain any third party auditor on a contingency fee basis to perform any such audit or inspection. Landlord shall be required to make such records available for inspection for a period of no more than three (3) years after the expiration of the calendar year to which they relate.
2.Tenant's Proportionate Share. Tenant's proportionate share of Taxes shall mean that percentage which the Premises Area set forth in the Basic Lease Terms bears to the total rentable square footage of all buildings covered by the tax statement for the Taxes. Tenant's proportionate share of Operating Expenses for the Building shall be computed by dividing the Premises Area by the total rentable area of the Building. If in Landlord's reasonable judgment either of these methods of allocation results in an inappropriate allocation to Tenant, Landlord shall select some other reasonable method of determining Tenant's proportionate share.
3.Taxes Charged. As used herein, "Taxes" means all taxes, assessments and/or governmental charges of any kind and nature assessed against the Premises and the Building during the Lease Term and shall include all general real property taxes, all general and special assessments payable in installments, and any rent tax, tax on Landlord's interest under this Lease, or any tax in lieu of the foregoing, whether or not any such tax is now in effect. Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building and grounds within the applicable taxing jurisdiction, and Tenant agrees to pay its proportionate share (calculated in the same manner as Tenant's proportionate share of Taxes) of the cost of such consultant. Tenant shall not, however, be obligated to pay any franchise tax or other tax based upon Landlord's net income. In addition, Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises. If any such taxes are levied or assessed against Landlord or Landlord's property and (i) Landlord pays the same or (ii) the assessed value of Landlord's property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, within thirty (30) days following receipt by Tenant of a copy of the applicable tax bill with Landlord's written request for payment thereof, Tenant shall pay to Landlord such taxes as part of Tenant's payment of Taxes.
4.Operating Expenses. "Operating Expenses" charged to Tenant hereunder shall mean all costs incurred by Landlord in connection with owning, operating, insuring, maintaining, repairing and replacing the Premises, Building, and all other portions of the Park or Outside Area including, without limitation, the cost of all utilities or services not paid directly by Tenant, property insurance, liability insurance, property management, maintenance, repair and replacement of landscaping, parking areas, and any other common facilities, and performing Landlord's obligations under Paragraph 9.1.2. Operating Expenses shall include without limitation, the following: (i) reserves for roof repair, exterior painting and other appropriate reserves; (ii) the cost, including interest at nine percent (9%) per annum, amortized over its useful life, of any capital improvement made to any portion of the Park by Landlord after the date of this Lease which is required under any Applicable Laws that were not applicable to the relevant portion of the Park at the time the relevant portion of the Park was constructed; (iii) the cost, including interest at nine percent (9%) per annum, amortized over its useful life, of installation of any device or other equipment which improves the operating efficiency of any system within the Park and thereby reduces Operating Expenses; (iv) maintenance, repair and replacement items which have a reasonable life expectancy in excess of five (5) years and which, if charged to Operating Expenses in one (1) year, would unreasonably distort total Operating Expenses for that year and therefore the cost thereof is being spread over the reasonable life expectancy of the work performed; (v)  all expenses allocated to the Property pursuant to the CC&Rs; and (viii) a management fee equal to three percent (3%) of the annual Base Rent. Operating Expenses shall not include roof replacement, correction of the Building foundation and/or correction of deficiencies in structural elements of the Building.
5.Cap on Increases in Operating Expenses. Notwithstanding Paragraph 10.2, Controllable Expenses (as defined below) shall not increase on an annual basis by more than five percent (5%) annually (the "Expense Cap"). As used herein, "Controllable Expenses" shall mean all expenses for which Tenant is obligated to pay its proportionate share as provided in Paragraph 10.2 other than Taxes, insurance costs, common utilities and snow removal, which shall be excluded from Controllable Expenses and for which Tenant shall pay its proportionate share without regard to the Expense Cap set forth herein.
11.Parking and Storage Areas.
1.Parking. Subject to the provisions of this Paragraph 11, Tenant, its employees, agents, contractors and invitees shall have the non‑exclusive right to use the common driveways and truck court areas located in the Outside Area, subject to the parking rights and rights of ingress and egress of other occupants. In addition, Tenant, its employees, agents, contractors and invitees shall have the exclusive right to use three hundred (300) parking spaces adjacent to the Premises as shown on Exhibit B attached hereto. Tenant's parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles, or standard size pickups or sport utility vehicles. Under no circumstances shall overnight parking be allowed, nor shall trucks, trailers or other large vehicles serving the Premises (i) be used for any purpose other than for the loading and unloading of goods and materials or (ii) be permitted to block streets and/or ingress and egress to and from the Park. Temporary parking of large delivery vehicles in the Park may be permitted only with Landlord's prior written consent. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. Per Paragraph 1.7 of this Lease, Landlord reserves the right to grant parking rights (exclusive and otherwise) within the relevant portions of the Outside Area to occupants of the Park.
2.Storage Areas. Tenant shall not store any materials, supplies or equipment outside or in any unapproved area. Trash and garbage receptacles shall be kept covered at all times.
12.Tenant's Indemnification.
1.General. Except to the extent waived by Paragraph 13.3, Tenant shall indemnify, defend and hold harmless Landlord for, from, against and regarding any claim, loss or liability arising out of or related to any action or inaction of Tenant or its employees, contractors, agents or invitees (including, without limitation, any breach by Tenant of this Lease) or any condition of the Premises in the possession or under the control of Tenant. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel satisfactory to Landlord upon Landlord's demand. Landlord shall have no liability to Tenant for any injury, loss or damage caused by third parties, or by any condition of the Premises, except to the extent caused by Landlord's gross negligence or willful misconduct, or Landlord's default under this Lease which continues beyond any applicable notice and cure periods. Tenant's obligations under this Paragraph 12 shall survive for a period of two (2) years immediately following the expiration or termination of this Lease unless Tenant's obligations under this Paragraph 12 arise, in whole or in part, out of the intentional misconduct of Tenant or its employees, contractors, agents or invitees, in which event Tenant's obligations under this Paragraph 12 shall survive the expiration or termination of this Lease for any reason without the above limitation. In addition, subject to the provisions of Paragraph 7.7.5, nothing contained in the immediately preceding sentence shall be deemed to limit in any manner, Tenant's obligations under Paragraph 7.7.5(i) or the survival thereof including, without limitation, any rights of contribution Landlord may have against Tenant under applicable Environmental Laws.
2.No Limitations. The indemnification obligations contained in this Paragraph 12 shall not be limited by any worker's compensation, benefit or disability laws, and each indemnifying party hereby waives any immunity that said party may have under the Washington Industrial Insurance Act, Title 51 RCW, and similar worker's compensation, benefit or disability laws. LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH INDEMNIFICATION PROVISION OF THIS LEASE (INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO WORKER'S COMPENSATION BENEFITS AND LAWS) WAS SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.
13.Insurance; Waiver of Subrogation.
1.Landlord. Landlord shall keep the Premises insured against fire and other risks covered by a "Causes of Loss ‑ Special Form" property insurance policy and against such other losses (including, without limitation earthquake, earth movement and flood) as Landlord may deem reasonable.
2.Tenant. Tenant shall keep all of Tenant's property on the Premises insured against fire and other risks covered by a "Causes of Loss ‑ Special Form" property insurance policy in an amount equal to the replacement cost of such property, the proceeds of which shall, so long as this Lease is in effect, be used for the repair or replacement of the property so insured. Tenant shall also carry commercial general liability insurance written on an occurrence basis with policy limits of not less than Two Million and No/100 Dollars ($2,000,000.00) each occurrence, which initial amount shall be subject to periodic increase based upon inflation, increased liability awards, recommendation of Landlord's professional insurance advisers and other relevant factors. In addition, if Tenant's use of the Premises includes any activity or matter that would be excluded from coverage under a commercial general liability policy, Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require. Such commercial general liability insurance shall be (i) provided by an insurer or insurers who are approved to issue insurance policies in the State in which the Premises are located and have an A.M. Best financial strength rating of A- or better and financial size category of VII or larger, and (ii) shall be evidenced by a certificate delivered to Landlord on or prior to the Commencement Date and annually thereafter stating that the coverage shall not be cancelled or materially altered without thirty (30) days advance written notice to Landlord. Landlord shall be named as an additional insured on such policy together with, upon written request from Landlord, Landlord's mortgagee and Landlord's managing agent.
3.Waiver of Subrogation. Landlord and Tenant each hereby releases the other, and the other's partners, officers, directors, members, agents and employees, from any and all liability and responsibility to the releasing party and to anyone claiming by or through it or under it, by way of subrogation or otherwise, for all claims, or demands whatsoever which arise out of damage or destruction of property occasioned by perils which can be insured by a "Causes of Loss ‑ Special Form" and/or "special coverage" insurance form, including endorsements extending coverage to the perils of earthquake, earth movement and flood. Landlord and Tenant grant this release on behalf of themselves and their respective insurance companies and each represents and warrants to the other that it is authorized by its respective insurance company to grant the waiver of subrogation contained in this Paragraph 13.3. This release and waiver shall be binding upon the parties whether or not insurance coverage is in force at the time of the loss or destruction of property referred to in this Paragraph 13.3.
14.Property Damage.
1.Notice; Total Destruction. Tenant shall immediately give written notice to Landlord if the Premises or the Building are damaged or destroyed. If the Premises or the Building should be totally destroyed or so damaged by an insured peril in an amount exceeding thirty percent (30%) of the full construction replacement cost of the Building or Premises, respectively (as used herein, the "Damage Threshold"), either Landlord or Tenant may elect to terminate this Lease as of the date of the damage by notice of termination in writing to the other party within thirty (30) days after such date, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.
2.Partial Destruction. If the Building or the Premises should be damaged by an insured peril which does not meet the Damage Threshold, or if damage or destruction meeting the Damage Threshold occurs but neither Landlord nor Tenant elects to terminate this Lease, this Lease shall not terminate and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, alterations, additions and other improvements required to be covered by Tenant's insurance pursuant to Paragraph 13.2. If the Premises are untenantable in whole or part during the period commencing upon the date of the occurrence of such damage and ending upon substantial completion of Landlord's required repairs or rebuilding, Base Rent shall be reduced during such period to the extent the Premises are not reasonably usable by Tenant for the Permitted Use.
3.Damage Near End of Lease Term. If the damage to the Premises or Building occurs during the last twelve (12) months of the Lease Term in an amount exceeding twenty‑five percent (25%) of the full construction replacement cost of the Building or Premises, respectively, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant's notice to Landlord of the occurrence of the damage, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.
4.Repair of Damage. All repairs made by Landlord pursuant to this Paragraph 14 shall be accomplished as soon as is reasonably possible, subject to force majeure as described in Paragraph 25.1. Landlord's good faith estimate of the cost of repairs of any damage, or of the replacement cost of the Premises or the Building, shall be conclusive as between Landlord and Tenant. The repair and restoration of the Premises shall be made pursuant to plans and specifications developed by Landlord in Landlord's sole and absolute discretion and judgment, and such plans and specifications shall exclude all equipment, fixtures, improvements and alterations installed by Tenant. All insurance proceeds for repairs shall be payable solely to Landlord, and Tenant shall have no interest therein. Nothing herein shall be construed to obligate Landlord to expend monies in excess of the insurance proceeds received by Landlord. Landlord shall be responsible for the insurance deductible, unless the loss is caused by Tenant or Tenant's agents, employees, officers or representatives, in which case, and notwithstanding the provisions of Paragraph 13.3, Tenant shall be responsible for the amount of the deductible.
5.Other Damage. If the Premises or the Building is substantially or totally destroyed by any cause whatsoever which is not covered by the foregoing provisions of this Paragraph 14, this Lease shall terminate as of the date the destruction occurred; provided, however, that if the damage does not meet the Damage Threshold, Landlord may elect (but will not be required) to rebuild the Premises at Landlord's own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after the casualty.
15.Condemnation.
1.Partial Taking. If a portion of the Premises is condemned and Paragraph 15.2 does not apply, this Lease shall continue on the following terms:
1.Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.
2.Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of condemnation. Landlord need not incur expenses for restoration in excess of the amount of condemnation proceeds received by Landlord after payment of all reasonable costs, expenses and attorneys fees incurred by Landlord in connection therewith.
3.Base Rent, Taxes and Operating Expenses shall be abated during the period of restoration to the extent the Premises are not reasonably usable by Tenant for the use permitted by Paragraph 7.1, and Base Rent shall be reduced (and Taxes and Operating Expenses appropriately adjusted) for the remainder of the Lease Term in an amount equal to the reduction in rental value of the Premises caused by the taking.
2.Total Taking. If a condemning authority takes the entire Premises or a portion sufficient to render the remainder unsuitable for Tenant's use, then either party may elect to terminate this Lease effective on the date that title passes to the condemning authority. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of such condemnation.
16.Assignment, Subletting and Other Transfers.
1.General. Except as set forth in Paragraph 16.3, neither the Lease nor any part of the Premises may be assigned, mortgaged, subleased or otherwise transferred, nor may a right of use of any portion of the Premises be conferred on any person or entity by any other means, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed so long as there is no existing default under the Lease. Prior to effectuating any such assignment, sublease or other transfer, Tenant shall notify Landlord in writing of the name and address of the proposed transferee, and deliver to Landlord with such notice a true and complete copy of the proposed assignment agreement, sublease or other occupancy agreement, current financial statements of such proposed transferee, a statement of the use of the Premises by such proposed transferee and such other information or documents as may be necessary or appropriate to enable Landlord to determine the qualifications of the proposed transferee together with a request that Landlord consent thereto ("Tenant's Notice"). Without limiting Landlord's ability to deny or condition consent for any other reason, it shall not be considered unreasonable if Landlord's consent to a proposed sublease, assignment or other transfer is denied based on the following: (i) the business of the proposed transferee (A) is not compatible with the nature and character of the Park or the businesses in the Park and/or (B) will conflict with any exclusive uses or use restrictions that Landlord has granted to other occupants of the Park, (ii) the financial strength of the proposed transferee is not at least equal to the financial strength of Tenant either at the time Tenant entered into this Lease or at the time of the proposed transfer (whichever is greater), (iii) the proposed transferee will excessively overpark the Building and/or the Park with automobiles or trucks (excessively overpark shall mean that the proposed transferee's parking will violate local parking restrictions or will interfere with other tenants occupying the Building or the Park), (iv) the proposed transferee cannot demonstrate to Landlord's reasonable satisfaction the management skills or experience necessary, in Landlord's reasonable opinion, to be successful in the Premises, (v) the proposed transferee has a record of environmental contamination or their anticipated use of the Premises involves the generation, storage, use, sale, treatment, release or disposal of any Hazardous Substances that would violate Paragraph 7.7.1, or (vi) the proposed form of sublease, assignment or other occupancy agreement is unacceptable (unacceptable form of sublease, assignment or other occupancy agreement shall mean that the content and format of the form are not consistent with the terms of this Lease or the CC&Rs or are not consistent with the terms and requirements of Landlord's loan documents for the Building). Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph 16.1 shall be void.
2.No Release; Excess Rent. No assignment, subletting or other transfer, whether consented to by Landlord or not, or permitted hereunder, shall relieve Tenant of its liability under this Lease. If an event of default occurs while the Premises or any part thereof are assigned, sublet or otherwise transferred, then Landlord, in addition to any other remedies herein provided, or provided by law, may collect directly from such assignee, sublessee or transferee all rents payable to Tenant and apply such rent against any sums due Landlord hereunder. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant's obligations hereunder. If Tenant assigns or otherwise transfers this Lease or sublets the Premises for an amount in excess of the rent called for by this Lease, such excess shall be paid to Landlord within ten (10) days following receipt by Tenant.
3.Permitted Transfer. Notwithstanding the foregoing, and subject to Paragraph 7.1 of this Lease regarding the use of the Premises and Paragraph 7.7, Tenant shall have the absolute right to assign this Lease, sublet all or a portion of the Premises or otherwise transfer Tenant's interest in and to this Lease to (i) any other entity which is an Affiliate (as defined below) of Tenant or (ii) any entity which merges or consolidates with, or acquires substantially all of the assets of Tenant (as used herein, a “Permitted Transfer”), without the consent of Landlord. Tenant shall notify Landlord of any Permitted Transfer within twenty (20) days following the effective date thereof. No Permitted Transfer shall be deemed to constitute a release of Tenant from its obligations under this Lease. As used herein, “Affiliate” shall mean (A) an entity that is wholly-owned or majority-controlled by Tenant, (B) the parent entity of Tenant (the “Parent Entity”) or (C) an entity that is majority-controlled by the Parent Entity.
17.Tenant Default.
1.Default. Any of the following shall constitute a default by Tenant under this Lease:
1.Tenant's failure to (i) pay rent or any other charge under this Lease within five (5) business days after written notice it is due or (ii) immediately cure or remove any lien pursuant to Paragraph 21 or (iii) except as provided in Paragraphs 17.1.2 through 17.1.4, comply with any other term or condition within thirty (30) days following written notice from Landlord specifying the noncompliance. If any failure described in clause (iii) of the immediately preceding sentence cannot be cured within the thirty (30)-day period, this provision shall be deemed complied with so long as Tenant commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to effect the remedy as soon as practicable.
2.Tenant's insolvency; assignment for the benefit of its creditors; Tenant's voluntary petition in bankruptcy or adjudication as bankrupt; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within sixty (60) days; or the appointment of a receiver for Tenant's properties.
3.Abandonment of the Premises by Tenant.
4.Failure of Tenant to deliver the documents or agreements required under Paragraph 20.1 within the relevant time period specified therein.
5.Tenant's default under Paragraphs 16.1.1(i) or 16.1.2 of the Original CCB Lease within five (5) business days after written notice of such default, from the Effective Date of this Lease and continuing up to and including the Remaining Level 3 Surrender Date (as defined in the CCB Fifth LMA).
6.Failure of Tenant to relinquish the Second Relinquished Space and the Remaining Level 3 Premises (as those terms are defined in the CCB Fifth LMA) in accordance with the timing set forth in the CCB Fifth LMA within five (5) business days after written notice of such failure, from the Effective Date of this Lease and continuing up to and including the Remaining Level 3 Surrender Date (as defined in the CCB Fifth LMA).
2.Remedies for Default. For any default as described in Paragraph 17.1, Landlord shall have the right to pursue any one or more of the following remedies in addition to all other rights or remedies provided herein or at law or in equity:
1.Terminate Tenant's right to possession of the Premises and Tenant's rights under this

Lease by written notice to Tenant without relieving Tenant from its obligation to pay damages.
2.Re-enter and take possession of the Premises and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages and without having accepted a surrender. Tenant's liability to Landlord for damages shall survive the tenancy. Landlord may, after such retaking of possession, relet the Premises upon any reasonable terms. No such reletting shall be construed as an acceptance of a surrender of Tenant's leasehold interest.
3.Except to the extent otherwise provided by applicable law, in the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the Lease Term, the following amounts as damages:
(i)To the extent allowed by law, the loss of rental from the date of default until a new tenant is secured and paying rent.
(ii)The reasonable costs of reentry and reletting including without limitation the cost of any cleanup, refurbishing, removal and disposal of Tenant's property and fixtures, or any other expense occasioned by Tenant's default including but not limited to remodeling or repair costs, attorney fees, court costs, broker commissions, and marketing costs.
(iii)To the extent allowed by law, any excess of the value of the rent and all of Tenant's other obligations under this Lease over the reasonable expected return from the Premises for the period commencing on the earlier of the date of trial or the date the Premises are relet, and continuing through the end of the Lease Term. The present value of future amounts shall be computed using a discount rate equal to the prime loan rate in effect on the date of trial of major national banks who are members of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation and are located in the State in which the Premises are located.
3.No Bar of Action(s). Landlord may sue periodically to recover damages during the period corresponding to the remainder of the Lease Term, and no action for damages shall bar a later action for damages subsequently accruing.
4.Landlord Cure. If Tenant fails to perform any obligation under this Lease, Landlord shall have the option to do so after five (5) days written notice to Tenant. All of Landlord's expenditures to correct the default shall be reimbursed by Tenant on demand together with interest at the rate specified in Paragraph 25.2 from the date of expenditure until repaid. Such action by Landlord shall not waive any other remedies available to Landlord because of the default.
5.No Exclusion. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord at law or in equity.
18.Landlord Default.
Landlord shall be in default under this Lease if it shall fail to comply with any term, provision or covenant of this Lease and shall not cure such failure within thirty (30) days after written notice thereof to Landlord unless such cure cannot reasonably be accomplished within such thirty (30)‑day period. Landlord shall have such additional time as is reasonably necessary to accomplish such cure provided Landlord promptly commences and diligently prosecutes such cure to completion.

19.	Surrender at Expiration or Termination.
1.Surrender. On expiration or early termination of this Lease, Tenant shall deliver all keys to Landlord, have final utility readings made and pay all utility accounts current on the date of move out, and surrender the Premises clean and free of debris inside and out, with all mechanical, electrical, and plumbing systems in good operating condition, all signing removed and defacement corrected, and all repairs called for under this Lease completed. The Premises shall be delivered in the same condition as at the Commencement Date, subject only to damage by casualty, the provisions of Paragraphs 7.5, 7.6 and 19.2 and depreciation and wear from ordinary use. Tenant shall remove all of its furnishings and trade fixtures that remain its property and restore all damage resulting from such removal, provided that Tenant shall not be obligated to remove or restore any portion of or related to Landlord's Work. Failure to remove said property shall be an abandonment of same, and Landlord may remove and/or dispose of it in any manner permitted under law without liability, and Tenant shall be liable to Landlord for any costs of removal, restoration, transportation to storage, storage and/or disposal, with interest on all such expenses as provided in Paragraph 25.2. The provisions of this Paragraph 19.1 (including, without limitation, all provisions referenced herein) shall survive the expiration or earlier termination of this Lease.
2.Removal of Hazardous Substances. Upon expiration of this Lease or sooner termination of this Lease for any reason, Tenant shall remove all Hazardous Substances brought on to the Premises by Tenant and/or Tenant's employees, agents, contractors or invitees, and facilities used for the storage or handling of Hazardous Substances from the Premises and restore the affected areas by repairing any damage caused by the installation or removal of the facilities. Following such removal, Tenant shall certify in writing to Landlord that all such removal is complete. Until such time as Tenant has fulfilled all the requirements of this Paragraph 19.2 (in addition to any other requirements), Landlord may treat Tenant as a holdover Tenant as provided below; provided, however, that any such continuation of this Lease shall not relieve Tenant of its obligations under this Paragraph 19.2.
3.Failure to Vacate. If Tenant fails to vacate the Premises when required and holds over without Landlord's prior written consent, Landlord may elect either (i) to treat Tenant as a tenant from month to month, subject to all provisions of this Lease except the provision for Lease Term and at a rental rate equal to one hundred twenty-five percent (125%) of the Base Rent payable by Tenant immediately preceding the scheduled expiration of the Lease Term plus Additional Rent, or (ii) to treat Tenant as a tenant at sufferance, eject Tenant from the Premises and recover damages caused by wrongful holdover including, without limitation, as set forth in Paragraph 19.4. Failure of Tenant to remove furniture, furnishings, cabling or other telecommunications equipment, or trade fixtures which Tenant is required to remove under this Lease shall constitute a failure to vacate to which this Paragraph 19.3 shall apply if such property not removed substantially interferes with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant. If a month-to-month tenancy results from a holdover by Tenant under this Paragraph 19.3, the tenancy shall be terminable upon thirty (30) days written notice from Landlord. Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.
4.Indemnification. Tenant acknowledges that, if Tenant holds over without Landlord's consent as provided above, such holding over may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises and/or the Building. Therefore, if Tenant fails to surrender the Premises upon the expiration or other termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless for, from, against and regarding any and all obligations, losses, claims, actions, causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys and consultants fees and expense) resulting from such failure including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this Paragraph 19.4 are in addition to, and do not affect, Landlord's right to re‑entry or other rights hereunder or provided by law. Tenant's obligations under this Paragraph 19.4 shall survive the expiration or earlier termination of this Lease.
20.Mortgage or Sale by Landlord; Estoppel Certificates.
1.Priority. This Lease is and shall be prior to any mortgage or deed of trust ("Encumbrance") recorded after the date of this Lease and affecting the Building and the land upon which the Building is located. However, if any lender holding an Encumbrance secured by the Building and the land underlying the Building, whether such Encumbrance was or is recorded before or after the date of this Lease, requires that this Lease be subordinate to the Encumbrance, then Tenant agrees that this Lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that no foreclosure, deed given in lieu of the foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant's right to quiet possession of the Premises so long as Tenant pays rent and timely observes and performs all of the provisions of this Lease. With respect to any Encumbrance recorded before the date of this Lease, Landlord shall provide to Tenant from each such holder, within one hundred twenty (120) days of Tenant's execution of this Lease, a Nondisturbance Agreement in form reasonably acceptable to the relevant holder, Landlord and Tenant. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this Paragraph 20.1 within twenty (20) days following receipt thereof.
2.Attornment. If the Building is sold as a result of foreclosure of any Encumbrance thereon or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee, and the transferor shall have no further liability hereunder.
3.Estoppel Certificate. Either party shall within twenty (20) days after notice from the other execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of Base Rent and Additional Rent, the amount of the Security Deposit (if any), the amount of any prepaid Base Rent and Additional Rent and any other factual information reasonably requested by the other party. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.
21.Liens.
Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and shall indemnify, defend and hold Landlord harmless for, from, against and regarding all claims, costs and liabilities, including attorneys fees and costs, in connection with or arising out of any such lien or claim of lien.

22.	Attorneys Fees; Waiver of Jury Trial.
In the event that any party shall bring an action to enforce its rights under this Lease, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys, witness and expert fees and costs of the proceeding, including any appeal thereof and in any proceedings in bankruptcy. For purposes hereof, the reasonable fees of Landlord's in-house attorneys or Tenant's in-house attorneys, as the case may be, who perform services in connection with any such enforcement action are recoverable, and shall be based on the fees regularly charged by private attorneys with the equivalent number of years of experience in the relevant subject matter area of the law, in law firms in the City of Portland, Oregon with approximately the same number of attorneys as are employed by Landlord's Law Department or Tenant's Law Department, as the case may be. The provisions of this Paragraph 22 are separate and severable and shall survive a judgment on this Lease. Disputes between the parties which are to be litigated shall be tried before a judge without a jury.

23.	Limitation on Liability; Transfer by Landlord.
1.Property and Assets. All persons dealing with Landlord must look solely to the property and assets of Landlord for the payment of any claim against Landlord or for the performance of any obligation of Landlord as neither the joint venturers, general partners, limited partners, members, employees, nor agents (as the case may be) of Landlord assume any personal liability for obligations entered into on behalf of Landlord (or its predecessors in interest) and their respective properties shall not be subject to the claims of any person in respect of any such liability or obligation. As used herein, the words "property and assets of Landlord" exclude any rights of Landlord for the payment of capital contributions or other obligations to it by any joint venturer, general partner, limited partner or member (as the case may be) in such capacity.
2.Transfer by Landlord. All obligations of Landlord hereunder will be binding upon Landlord only during the period of its possession of the Premises and not thereafter. The term "Landlord" shall mean only the owner of the Premises for the time being, and if such owner transfers its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease Term upon each new owner for the duration of each owner's ownership.
3.Other Occupants. Landlord shall have no liability to Tenant for loss or damages arising out of the acts or inaction of other tenants or occupants.
24.Real Estate Brokers; Finders.
Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner. Each party shall indemnify, defend, protect and hold the other party harmless for, from, against and regarding all claims, costs, demands, actions, liabilities, losses and expenses (including the reasonable attorneys fees of counsel chosen by the other party) arising out of or resulting from any claims that may be asserted against such other party by any broker, finder or other person with whom the party bearing the indemnity obligation has, or purportedly has dealt. Each party's respective obligations pursuant to the foregoing indemnity shall survive the expiration or sooner termination of the Lease. If Cresa Partners asserts any claims against Landlord with respect to this Agreement, Landlord will not make a claim against Tenant.

25.	Other.
1.Force Majeure. The occurrence of any of the following events shall excuse the performance of such obligations of Landlord or Tenant to the extent thereby rendered impossible or not reasonably practicable for so long as such event continues so long as the party under this Lease required to perform gives prompt notice of such delay to the other party: strikes; lockouts; labor disputes; acts of God; inability to obtain labor, materials or reasonable substitutes therefor; governmental restrictions, regulations, or controls; judicial orders; enemy or hostile government action; terrorism; civil commotion; fire or other casualty; condemnation and other causes beyond the reasonable control of the party obligated to perform; provided, however, that in no event will the occurrence of any of said events or causes excuse the failure to pay rent or any other payment to be made by Tenant hereunder strictly as and when required under this Lease.
2.Interest; Late Charges. Rent not paid within ten (10) days of when due shall bear interest from the date due until paid at the rate of the lesser of (i) ten percent (10%) per annum or (ii) the maximum rate permitted by Applicable Law. In the event that Tenant has failed to timely pay rent under this Lease at least three (3) times during any twelve (12) month period, Landlord may thereafter at its option impose a late charge of $.05 for each $1.00 of rent for rent payments made more than ten (10) days late in addition to interest and other remedies available for default. Any such late charge and interest shall be payable by Tenant as Additional Rent hereunder, and shall be payable within thirty (30) days of Landlord's written demand therefor. Tenant acknowledges and agrees that any such late payment by Tenant will cause Landlord to incur costs and expenses not contemplated by this Lease, the exact amounts of which will be extremely difficult to ascertain, and that such late charge represents a fair estimate of the costs and expenses which Landlord would incur by reason of Tenant's late payment. Tenant further agrees that such late charge shall neither constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any other right or remedy available to Landlord.
3.Captions; Paragraph Headings. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease. Reference to a "Paragraph" shall mean reference to either a specified numbered paragraph or subparagraph of this Lease.
4.Nonwaiver. Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.
5.Succession. Subject to the limitations on transfer of Tenant's interest, this Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns.
6.Entry for Inspection. Landlord and its authorized representatives shall have the right to enter upon the Premises with reasonable notice (but in no event shall more than twenty‑four (24) hours notice be required) to determine Tenant's compliance with this Lease, to make necessary repairs to the Building or the Premises, or to show the Premises or the Building to any prospective tenant or purchasers. Landlord may place and maintain upon the Building and/or Premises notices for leasing or sale of the Building and/or the Premises. Landlord may enter upon the Premises without notice by any means necessary in the case of an emergency.
7.Notices. Any notice permitted or required to be given hereunder shall be in writing and shall be given by personal delivery or certified United States mail (return receipt requested), U.S. Express Mail or overnight air courier, in each case postage or equivalent prepaid, addressed to the address for notices set forth in the Basic Lease Terms. The person to whom and the place to which notices are to be given may be changed from time to time by either party by written notice given to the other party. If any notice is given by mail, it shall be effective upon the earlier of (i) seventy-two (72) hours after deposit in the U.S. Mail with postage prepaid, or (ii) actual delivery or refusal to accept such delivery, as indicated by the return receipt; and if given by personal delivery, U.S. Express Mail or by overnight air courier, when delivered.
8.Entire Agreement. This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein.
9.Warranties of Landlord. The person executing this Lease on behalf of Landlord warrants to Tenant that Landlord is a valid and existing company or other relevant entity, that Landlord has all right and authority to enter into this Lease, and that the person signing on behalf of Landlord is authorized to do so.
10.Warranties of Tenant.
1. Authority. The person(s) executing this Lease on behalf of Tenant warrant(s) to Landlord that Tenant has all right and authority to enter into this Lease, and that each and every person signing on behalf of Tenant is authorized to do so.
2. Incorporation; Formation. Tenant represents and warrants that (i) it is duly organized, and validly existing under the laws of the State of Washington as of the Effective Date and that it will remain so throughout the Lease Term and (ii) it is in good standing under the laws of the State of Washington as of the Effective Date and that it will remain so throughout the Lease Term.
3. Evidence. Upon Landlord's request, Tenant shall provide evidence satisfactory to Landlord confirming these warranties.
11.Time of Essence. Time is of the essence of the performance of each of Tenant's obligations under this Lease.
12.Modifications. This Lease may not be modified except by written endorsement attached to this Lease, dated and signed by the parties.
13.No Appurtenances. This Lease does not create any rights to light and air by means of openings in the walls of the Building, any rights or interests in parking facilities, or any other rights, easements or licenses, by implication or otherwise, except as expressly set forth in this Lease or its exhibits.
14.Financial Statements. Upon written request of Landlord, Tenant shall furnish to Landlord, within ten (10) days following receipt of Landlord's written request, Tenant's most current financial statements (including balance sheet and income statement) prepared in the ordinary course of Tenant's business and, if not audited, certified by the chief financial officer or accounting officer of Tenant that such statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Landlord may make such financial statement available to any prospective lender or purchaser of the Park or any portion thereof. Landlord shall otherwise keep such financial statement confidential and shall require any such prospective lender or purchaser to do the same.
15.Rules and Regulations. Landlord shall have the right to make and enforce rules, regulations and criteria consistent with this Lease for the purpose of promoting safety, order, cleanliness and good service to the tenants and other occupants of the Park. Copies of all such rules and regulations, if any, shall be furnished to Tenant and shall be complied with as if part of this Lease.
16.Applicable Law; Severability. This Lease shall be construed, applied and enforced in accordance with the laws of the State in which the Premises are located. If a court of competent jurisdiction holds any portion of this Lease to be illegal, invalid or unenforceable as written, it is the intention of the parties that (i) such portion of this Lease be enforced to the extent permitted by law and (ii) the balance of this Lease remain in full force and effect. It is also the intention of the parties that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.
17.Landlord's Consent. Whenever Landlord's consent or approval is required under this Lease, except as otherwise expressly provided in this Lease, Landlord may grant or withhold such consent or approval in Landlord's sole and absolute discretion.
18.Joint and Several Liability. In the event Tenant now or hereafter consists of more than one person, firm or corporation, then all such persons, firms or corporations shall be jointly and severally liable as Tenant under this Lease.
19.Construction and Interpretation. All provisions of this Lease have been negotiated by Landlord and Tenant at arm's length and neither party shall be deemed the author of this Lease. This Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties as Landlord or Tenant.
20.No Recordation. Neither this Lease, nor any short form or memorandum thereof, shall be recorded in any manner against the real property of which the Premises comprises a portion.
21.No Partnership Created. Neither this Lease nor the calculation and payment of Base Rent, Additional Rent or any other sums hereunder, is intended to create a partnership or joint venture between Landlord and Tenant, or to create a principal‑and‑agent relationship between the parties.
22.OFAC. Tenant represents and warrants to Landlord that Tenant is not and shall not become a person or entity with whom Landlord is restricted from doing business under any current or future regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any current or future statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.
23.Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:
Exhibit A    Site Plan Showing Park
Exhibit B     Site Plan Showing Real Property, Building, Premises and Parking
Exhibit C     Preliminary Plan
Exhibit D     Standard Specifications for Tenant Spaces

26.	Special Provisions.
1.Allowance. Landlord will provide an allowance in an amount up to, but not exceeding: (A) Fifty Thousand and 00/100 Dollars ($50,000) to cover Tenant's acquisition of new fitness equipment for the Building, (B) Twenty Thousand and 00/100 Dollars ($20,000.00) to cover the costs related to new letterhead, envelopes, business cards and other marketing materials as a result of its relocation to the Premises, and (C) up to ten percent (10%) additional contingency for unforeseen costs related to the foregoing items (collectively, the "Allowance"). Tenant shall use the Allowance as a credit against Base Rent during the initial months of the Lease Term.
2.Option to Renew. Subject to the condition that Tenant shall not, at the time Landlord receives the Option Notice hereunder or at the time of commencement of the Renewal Term hereunder, be in default of any of the terms of this Lease beyond applicable notice and cure periods (if any), Tenant is hereby granted an option to renew the Lease Term for one (1) period of five (5) years (the "Renewal Term") to commence on the day following the expiration of the Initial Term of this Lease. Tenant must exercise this option, if at all, by delivering irrevocable written notice of such election (the "Option Notice") to Landlord at least one hundred eighty (180) days prior to the expiration of the Initial Term. If Tenant does not validly deliver an Option Notice to renew the Lease Term for the Renewal Term, the provisions of this Paragraph 26.2 shall be null and void and of no further force or effect. Any such renewal of this Lease shall be upon the same terms and conditions as this Lease except that the Base Rent during the Renewal Term shall be determined as provided in Paragraph 26.2.1 and Landlord shall have no obligation to perform any tenant improvements or other work in connection with any such renewal of this Lease. Except to the extent specifically provided in this Paragraph 26.2, Tenant has no rights to renew the Lease Term.
1.Base Rent During Renewal Term. Base Rent during the Renewal Term shall be an amount mutually agreed upon in writing by Landlord and Tenant within fifteen (15) days after Tenant gives the Option Notice, but in no event less than the Base Rent then currently payable by Tenant immediately prior to the commencement of the Renewal Term.
2.Market Base Rent. In the event Landlord and Tenant do not agree on the Base Rent for the Renewal Term pursuant to Paragraph 26.2.1, then Base Rent during the Renewal Term shall be determined based upon the "Market Base Rent" defined as the average (mean) of the annual base rental rates then being charged for space located in the Vancouver, Washington metropolitan area and comparable to the Premises, taking into consideration all relevant factors including, without limitation, use, location, size and parking rights (to the extent that parking rights are a factor in determining base rental rates in the then current marketplace). It is agreed that bona fide written offers to lease the Premises or similar premises in the Park made to Landlord by third parties (at arm's length) may be used by Landlord as an indication of Market Base Rent. Notwithstanding any provision to the contrary set forth herein, in no event shall the Market Base Rent for the Renewal Term be less than the Base Rent then currently payable by Tenant immediately prior to the commencement of the Renewal Term.
3.Determination. Landlord shall submit its opinion of Market Base Rent to Tenant within thirty (30) days after Landlord's receipt of the Option Notice and Tenant shall respond thereto within ten (10) days thereafter by either (i) accepting Landlord's opinion of Market Base Rent (in which case, such Market Base Rent shall be used to determine Base Rent during the Renewal Term) or (ii) submitting Tenant's opinion of Market Base Rent. If Landlord and Tenant cannot agree upon the Market Base Rent of the Premises within fifteen (15) days thereafter, then Landlord and Tenant within five (5) days shall each submit to each other their final written statement of Market Base Rent ("Final Statement"). If the Market Base Rent set forth in Landlord's Final Statement ("Landlord's Market Base Rent") and the Market Base Rent set forth in Tenant's Final Statement ("Tenant's Market Base Rent") differ by ten percent (10%) or less of the lesser of the respective Market Base Rent submittals, the Market Base Rent for the Renewal Term shall be the average of Landlord's Market Base Rent and Tenant's Market Base Rent. If Landlord's Market Base Rent and Tenant's Market Base Rent differ by more than ten percent (10%) of the lesser of the respective Market Base Rent submittals, within ten (10) days after submitting their respective Final Statement, Landlord and Tenant shall together appoint one real estate appraiser who shall be a Member of the American Institute of Real Estate Appraisers and be disinterested (the "Appraiser"). If Landlord and Tenant cannot mutually agree upon an Appraiser within said ten (10) day period, the parties shall jointly apply to the Presiding Judge of the Superior or Circuit Court for the County in which the Premises are located (the "Judge"), requesting said Judge to appoint the Appraiser; if either Landlord or Tenant does not so apply to the Judge within five (5) days following the expiration of the ten (10) day period, the real estate appraiser initially suggested by the party who timely applied to the Judge shall be deemed the Appraiser for purposes of the arbitration. The parties shall share equally any costs of such application to the Judge. Within ten (10) days following selection or appointment of the Appraiser, the Appraiser shall determine whether Landlord's or Tenant's Final Statement of Market Base Rent is the closest to the actual (in such Appraiser's opinion) Market Base Rent of the Premises and shall select either Landlord's or Tenant's Final Statement of Market Base Rent as the closest to the actual (in such Appraiser's opinion) Market Base Rent of the Premises, without any compromising or averaging. The Market Base Rent for the Premises as determined pursuant to the immediately preceding sentence shall be the Market Base Rent used in determining Base Rent during the Renewal Term. The fees and expenses of said Appraiser shall be borne equally by Landlord and Tenant.
4.Base Rent During Determination. If, for any reason, the Base Rent or Market Base Rent hereunder is not determined prior to the beginning of the Renewal Term, then Tenant shall continue to pay the Base Rent amount in effect immediately preceding the commencement of the Renewal Term and, upon final determination of the Base Rent or Market Base Rent for the Renewal Term, Tenant shall pay to Landlord a cash payment equal to the sum of such amounts as may be necessary to adjust each monthly Base Rent payment which has been made hereunder to the Base Rent or Market Base Rent, as applicable, effective as of the Renewal Term.

[signatures on following page]
IN WITNESS WHEREOF, the parties hereto have executed this Lease on the respective dates set opposite their signatures below, but this Lease, on behalf of such party, shall be deemed to have been dated as of the Effective Date.
LANDLORD:
COLUMBIA TECH CENTER, L.L.C.,
a Washington limited liability company
By:    Pacific Realty Associates, L.P.,
a Delaware limited partnership
its Member
By:    PacTrust Realty, Inc.,
a Delaware corporation,
its General Partner
Date: July 25, 2011    By    /s/ Andrew R. Jones
Andrew R. Jones, Vice President
TENANT:
NAUTILUS, INC.,
a Washington corporation
Date: July 25, 2011    By: /s/ William B. McMahon
Printed Name: William B. McMahon
Its: SVP, Consumer
[acknowledgments on following page]

(Acknowledgment by Landlord)
STATE OF OREGON    )
) ss.
County of Washington    )
On this _____ day of July__, 2011, before me, the undersigned Notary Public in and for said State, personally appeared Andrew R. Jones, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the Vice President of PacTrust Realty, Inc., the general partner of Pacific Realty Associates, L.P. (the "Partnership"), said Partnership being a member of Columbia Tech Center, L.L.C., and that he executed the within instrument and acknowledged to me that such corporation executed the within instrument as the general partner of the Partnership pursuant to its Bylaws or a resolution of its board of directors.
WITNESS my hand and official seal.

Notary Public in and for said County and State
My Commission Expires:
(Acknowledgment by Tenant)
STATE OF    )
) ss.
County of     )
On this _____ day of July___, 2011, before me, personally appeared _____________________ and ____________________ to me known to be the __________________ and _________________ of Nautilus, Inc., a Washington corporation, the company that executed the foregoing instrument, and acknowledged the said instrument to be free and voluntary act and deed of said company, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said instrument and that the seal affixed is the corporate seal of said company.
WITNESS my hand and official seal.

Notary Public in and for said County and State
My Commission Expires: